Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of the State of Delaware on January 12, 2015 and amended its original Certificate of Incorporation by the filing of a Certificate of Amendment with the Secretary of state of the State of Delaware on March 18, 2016 (as so amended, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock by deleting the first paragraph under Article IV, and replacing such paragraph with the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Five Million (355,000,000), of which (i) Three Hundred Fifty Million (350,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million Shares (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 24 day of August, 2016.

CYTODYN INC.

By:	/s/ Nader Z. Pourhassan
Name: Nader Z. Pourhassan
Title: President and Chief Executive Officer